Staley, Okada & Partners
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use in the Canplats Resources Corporation annual report, on Form 20-F, of our report dated October 7, 2005, accompanying the financial statements of Canplats Resources Corporation for the years ended July 31, 2005 and 2004, which is part of the annual report.

December 28, 2005	"Staley, Okada & Partners" STALEY, OKADA & PARTNERS Chartered Accountants